Exhibit 99.CODE ETH

                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                     SENIOR FINANCIAL OFFICERS OF PRINCIPAL
                             FAMILY OF MUTUAL FUNDS

I.       Covered Officers/Purpose of the Code

         The Principal Family of Mutual Funds code of ethics (this "Code") for the mutual funds within the complex (collectively "Funds" and each, "Company") applies to the Company's Principal Executive Officer, Principal Financial Officer and Controller (the "Covered Officers" each of whom is set forth in Exhibit A) for the purpose of promoting:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company.

     o    compliance   with   applicable   laws  and   governmental   rules  and
          regulations;

     o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     o    accountability for adherence to the Code.

         Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

         Overview. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or the Covered Officer's service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer's family, receives improper personal benefits as a result of the Covered Officer's position with the Company.

         Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as "affiliated persons" of the Company. The Company's and Principal Management Corporation's (the "Investment Adviser") compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

         Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Company and the Investment Adviser of which the Covered Officers may also be directors, officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Investment Adviser and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the Investment Adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Company. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, the Funds' Boards of Directors ("Boards") recognize that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

         The Code covers other conflicts of interest, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

         Each Covered Officer must:

          o not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

          o not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Company;

          o not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith.

         There are some conflicts of interest it is advisable for Covered Officers to discuss in advance with Counsel for the Funds, if material. Examples of these include:

          o service as a director on the board of any public or private company;

          o any ownership interest in, or any consulting or employment relationship with, any of the Company's service providers, other than its principal underwriter, administrator, the Investment Adviser or any affiliated person thereof;

          o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment such as compensation or equity ownership.

III. Disclosure and Compliance

          o    each  Covered  Officer  should   familiarize   himself  with  the
               disclosure requirements generally applicable to the Company;

          o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's directors and auditors, and to governmental regulators and self-regulatory organizations;

          o each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

          o    it is the  responsibility  of each  Covered  Officer  to  promote
               compliance  with  the  standards  and  restrictions   imposed  by
               applicable laws, rules and regulations.

IV.  Reporting and Accountability

     Each Covered Officer must:

     o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read, and understands the Code;

     o annually thereafter affirm to the Board that he or she has complied with the requirements of the Code; and

     o notify Counsel to the Funds promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

     o report at least annually possible conflicts of interest by completing the Principal Mutual Fund Complex Director and Officer Questionnaire.

         Counsel to the Funds is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by the Covered Officers will be considered by the Audit and Nominating Committee (the "Committee").

         The Funds will follow these procedures in investigating and enforcing this Code:

     o Counsel to the Funds will take all appropriate action to investigate any potential violations reported to Counsel;

     o if, after such investigation, Counsel to the Funds believes that no violation has occurred, Counsel is not required to take any further action;

     o any matter that Counsel believes is a violation will be reported to the Committee;

     o if the Committee concurs that a violation has occurred, it will take appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

     o    the  Committee  will  be   responsible   for  granting   waivers,   as
          appropriate; and

     o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.   Other Policies and Procedures

         This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds' adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds' and their investment adviser's and principal underwriter's codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.  Amendments

         Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Committee.

VII. Confidentiality

         All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Committee, Board, Counsel to the Funds and officers of the Investment Adviser.

VIII. Internal Use

         The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.



                                    Exhibit A

Persons Covered by this Code of Ethics


Principal Executive Officer:        Ralph Eucher, President
Principal Financial Officer:        Jill Brown, Chief Financial Officer
Controller:                         Layne Rasmussen, Controller